August 17, 2016

Cachet Financial Solutions, Inc.

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

Ladies and Gentlemen:

We have acted as counsel to Cachet Financial Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement relates to the registration under the Securities Act of 600,000 shares of common stock, $0.0001 par value per share, of the Company (the “Shares”), issuable under the Company’s 2016 Stock Incentive Plan (the “Plan”). The opinion set forth herein is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

We have not assisted in the preparation or adoption of the Plan. In expressing the opinion set forth herein, we have assumed that the Plan has been duly adopted by the board of directors of the Company in compliance with applicable law. In addition, we have assumed that (a) a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued, and (b) the Company will comply with all applicable notice requirements regarding uncertificated shares in the General Corporation Law of the State of Delaware (the “DGCL”).

Based on the foregoing and the other matters set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable, assuming that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith).

The opinion set forth herein is limited to the DGCL and we express no opinion with respect to any other laws.

The opinion set forth herein is rendered solely for the Company’s benefit in connection with the Registration Statement and may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Davies Ward Phillips & Vineberg LLP